EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-115700, 333-123962, 333-132588, and 333-141379 on Form S-8 of our reports dated February 26, 2008, relating to the financial statements and financial statement schedule of Blue Nile, Inc., which reports express an unqualified opinion and include explanatory paragraphs regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, and the effectiveness of Blue Nile Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Blue Nile, Inc. for the year ended December 30, 2007.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 26, 2008